UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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PARK-OHIO HOLDINGS CORP.

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PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard

Cleveland, Ohio 44124

Notice of 2018 Annual Meeting of Shareholders

The 2018 annual meeting of shareholders of Park-Ohio Holdings Corp., an Ohio corporation, will be held at Cuyahoga Community College, Corporate College East, 4400 Richmond Road, Room 205, Warrensville Heights, Ohio 44128, on Thursday, May 10, 2018, at 3:00 P.M., Cleveland Time. The purposes of the Annual Meeting are:

1.	To elect three directors to serve until the 2021 annual meeting of shareholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2018;

3.	To approve the Park-Ohio Holdings Corp. 2018 Equity and Incentive Compensation Plan, the terms of which are described in the accompanying Proxy Statement; and

4.	To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof.

The Board of Directors set March 16, 2018 as the record date for the Annual Meeting. This means that owners of Common Stock at the close of business on that date are entitled to (1) receive notice of the Annual Meeting and (2) vote at the Annual Meeting and any adjournments, postponements or continuations of the Annual Meeting.

You are invited to attend the Annual Meeting and urged to mark, sign and return the proxy card in the enclosed envelope, regardless of whether you expect to attend the Annual Meeting. No postage is required if mailed in the United States. Your proxy will not be used if you attend the Annual Meeting and vote in person. If you attend the Annual Meeting, you may be asked to present a valid picture identification.

By Order of the Board of Directors

ROBERT D. VILSACK

    Secretary and Chief Legal Officer

April 6, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2018: A complete set of proxy materials relating to the Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at http://eproxy.pkoh.com.

PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard

Cleveland, Ohio 44124

Proxy Statement for

Annual Meeting of Shareholders

To Be Held On May 10, 2018

GENERAL INFORMATION

The Board of Directors of Park-Ohio Holdings Corp., or Board, is furnishing this proxy statement in order to solicit proxies on its behalf to be voted at our 2018 annual meeting of shareholders. The Annual Meeting will be held at Cuyahoga Community College, Corporate College East, 4400 Richmond Road, Room 205, Warrensville Heights, Ohio 44128 on Thursday, May 10, 2018, at 3:00 P.M., Cleveland Time, and any and all adjournments, postponements or continuations thereof.

Proxy materials are first being mailed to shareholders on or about April 6, 2018. A shareholder giving a proxy may revoke it, without affecting any vote previously taken, by a later appointment received by us prior to the Annual Meeting or by giving notice to us in writing or in open meeting. Attendance at the Annual Meeting will not by itself revoke a proxy. Shares represented by properly executed proxies will be voted at the Annual Meeting. If a shareholder has specified how the proxy is to be voted with respect to a matter listed on the proxy, it will be voted in accordance with such specifications. If no specification is made, the executed proxy will be voted (1) “FOR” the election of the nominees for directors, (2) “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2018 and (3) “FOR” approval of the Park-Ohio Holdings Corp. 2018 Equity and Incentive Compensation Plan.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is March 16, 2018. As of March 16, 2018, there were issued and outstanding 12,680,403 shares of our Common Stock, par value $1.00 per share. Each share is entitled to one vote on each matter presented at the Annual Meeting. Our Articles of Incorporation provide that shareholders do not have cumulative voting rights in the election of directors.

If your shares are held in the name of a brokerage firm or other nominee, your shares may be voted even if you do not provide the brokerage firm or other nominee with voting instructions. Brokerage firms and other nominees have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm or other nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm or other nominee cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

The proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2018 is the only routine matter for which the brokerage firm or other nominee who holds your shares can vote your shares without your instructions. Accordingly, there should be no broker non-votes with respect to such proposal, and broker non-votes will have no effect on the outcome of the other proposals.

We are not aware of any matters other than those described in this proxy statement that will be presented to the Annual Meeting for action on the part of the shareholders. If any other matters are properly brought before the Annual Meeting that applicable law permits proxies to vote on a discretionary basis, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates thereon in accordance with their best judgment. Abstentions and broker non-votes will be counted as present at the Annual Meeting for purposes of determining a quorum.

The cost of soliciting proxies, including the charges and expenses incurred by brokerage firms and other persons for the forwarding of proxy materials to the beneficial owners of such shares, will be borne by us. Proxies may be solicited by our officers and employees by letter, by telephone or in person. Such individuals will not be additionally compensated but may be reimbursed by us for their reasonable out-of-pocket expenses. In addition, we have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, a professional proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated to be approximately $6,000, plus reimbursement of out-of-pocket expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The authorized number of directors is presently fixed at nine, divided into three classes of three members. The directors of each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting. Proxies may only be voted for the nominees identified in the section entitled “Nominees for Election.”

The class of directors to be elected in 2018, who will hold their positions for a term of three years and until the election of their successors, has been fixed at three. Unless otherwise directed, the persons named in the accompanying proxy card will vote the proxies received by them (unless authority to vote is withheld) in favor of electing to that class: Patrick V. Auletta, Ronna Romney and James W. Wert, all of whom were previously elected as directors by our shareholders. If any nominee is not available at the time of election, the proxy holders may vote in their discretion for a substitute or such vacancy may be filled later by the Board. We have no reason to believe any nominee will be unavailable.

Ronna Romney, who had been a member of the class of directors whose term expires at our 2019 annual meeting of shareholders, was appointed to the class of directors to be elected at the Annual Meeting to fill the vacancy created by the retirement of A. Malachi Mixon III in 2017. The Board of Directors will search for a suitable candidate for the remaining vacancy in the class of directors whose term expires at our 2019 annual meeting of shareholders.

Vote Required and Recommendation of the Board

The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting is required to elect Patrick V. Auletta, Ronna Romney and James W. Wert, as directors to serve until the 2021 annual meeting of shareholders. Abstentions and broker non-votes will have no effect with respect to the election of directors.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” Patrick V. Auletta, Ronna Romney and James W. Wert.

Biographical Information

Information is set forth below regarding the nominees for election and the directors who will continue in office after the Annual Meeting. The information includes their ages, principal occupations during at least the past five years and other directorships held currently or within the last five years. Also set forth is the date each was first elected as a director.

Also contained in the biographical information below are the qualifications that led the Board to conclude that each director and nominee should serve as a director. Each director and nominee possesses the integrity, judgment and analytical ability to provide guidance and oversight of the Company. The aforementioned qualities, when viewed in tandem with the attributes and accomplishments of each director and nominee, as reflected below, qualify each director and nominee to serve on the Board.

Nominees for Election
Name	Age	Principal Occupation and Other Directorships
Patrick V. Auletta (a)	67	Director since 2004; President Emeritus of KeyBank National Association (financial services company) since 2005; President of KeyBank National Association from 2001 to 2004; over 35 years of banking experience at KeyBank. Director of The Cleveland Clinic Foundation. Mr. Auletta’s extensive experience in finance, the banking industry and general management, including his service as president of an operating company of a publicly-traded corporation, enables him to make significant contributions to the Board, particularly when he served as the Chair of the Audit Committee and as our Audit Committee financial expert. He has a broad and deep understanding of financial analysis, the financial reporting system, the challenges involved in developing and maintaining effective internal controls and evaluating risks to the Company.

Ronna Romney (c,e)	74	Director since 2001; former political and news commentator for radio and television; author; U.S. Senate Candidate for Michigan 1996; former Chair of the President’s Commission for White House Fellowships; former Chair of the President’s Commission for White House Scholars; former Commissioner on the President’s National Advisory Council on Adult Education; since 1999 Director of Molina Healthcare, Inc. (managed healthcare service provider), also Lead Director and Chair of the Transactions Committee of Molina Healthcare, Inc. Selected as a top 100 director in America in 2015 by NACD (National Association of Corporate Directors). Ms. Romney’s diverse experiences as a lead director for a health care company, her political experience, and her focus on education issues ensures the Board is aware of alternative perspectives in the oversight of the Company.

James W. Wert (b,e)	71	Director since 1992 and Lead Director since 2014; Chief Executive Officer, President and Director since 2003 and Vice President from 2000 to 2002 of CM Wealth Advisors, Inc., formerly known as Clanco Management Corporation (a registered investment advisor); formerly Senior Executive Vice President and Chief Investment Officer of KeyCorp (financial services company) from 1995 to 1996 and Chief Financial Officer of KeyCorp and predecessor companies from 1990 to 1995. Director of Marlin Business Services Corp. since 1997. For the period 1997-2008, director of Continental Global Group. Mr. Wert has acquired extensive experience handling transactional finance and investment issues through his experience managing a registered investment adviser and as chief financial and investment officer of a publicly-traded corporation. Through this experience, as well as his service on other boards of publicly-traded corporations, he provides important insight and assistance to the Board in the areas of finance, investments and corporate governance. In addition, as one of our longest-standing directors, Mr. Wert provides continuity to the Board and has a broad understanding of the strategic and operational issues we face.

Directors Continuing in Office with Term Expiring 2019
Name	Age	Principal Occupation and Other Directorships
Matthew V. Crawford (a,d)	48	Director since 1997; President and Chief Operating Officer of the Company since 2003; Senior Vice President from 2001 to 2003; Assistant Secretary and Corporate Counsel from February 1995 to 2001; President of The Crawford Group (a venture capital, management consulting company) since 1995. Director of Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment) since 2015. With over 20 years of experience at the Company, Mr. Matthew Crawford is intimately familiar with the Company’s capabilities, customers, strategy, position in its industries and with developments within its industries. In addition, he is experienced in operating a number of diversified private companies. Mr. Matthew Crawford’s experience, influence and deep knowledge of the Company and its industries provides the Board with the management perspective necessary to successfully oversee the Company and its strategy and business operations. Mr. Edward Crawford is the father of Mr. Matthew Crawford.

Steven H. Rosen (b,c)	47	Director since 2011; Co-Chief Executive Officer of Resilience Capital Partners (private equity firm) since 2001. Managing member of SHR Holdings, LLC. Director of Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment) since 2012. With his experience in assisting underperforming businesses and his expertise in the dynamics of capital markets, Mr. Rosen provides the Board insight in such diversified areas as finance, strategic planning, acquisitions, operations and capital investments.

Directors Continuing in Office with Term Expiring 2020
Name	Age	Principal Occupation and Other Directorships
Edward F. Crawford (a,d)	79	Director, Chairman and Chief Executive Officer of the Company since 1992 and President from 1997 to 2003. Chairman and Chief Executive Officer of The Crawford Group (a venture capital, management consulting company) since 1964. Director of Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment) since 2012. Director of Materion Corporation (producer of high performance advanced engineered materials used in a variety of applications) since 2014. Mr. Edward Crawford has completed over 23 years of service to the Company as a director and senior officer and has amassed extensive knowledge of the Company’s strategies and operations. In addition, he also brings to the Board his experience in leading a variety of private enterprises for over 40 years. Mr. Matthew Crawford is the son of Mr. Edward Crawford.

John D. Grampa (b)	70	Director since 2015; Former Senior Vice President Finance and Chief Financial Officer, Materion Corporation (producer of high performance advanced engineered materials used in a variety of applications). Mr. Grampa served in that position from December 2006 until January 2015 and remained with Materion as Senior Vice President, Administration until September 2015. Prior to that, he had served as Vice President Finance and Chief Financial Officer since November 1999 and Vice President, Finance since September 1998. Prior to joining Materion Corporation, Mr. Grampa had served as Vice President, Finance and held various other financial management positions with the Worldwide Materials business of Avery Dennison Corporation (pressure sensitive materials, office products, labels and other converted products) since April 1984. Prior to that, Mr. Grampa held a variety of financial management positions at Diamond Shamrock Corporation (industrial and specialty chemicals, plastics, and oil and gas) since February 1970. Mr. Grampa brings an extensive, broad-based, strategic operations and finance background from his experiences in three global manufacturers. His extensive experience in financial management and with acquisitions provides him with the knowledge and insight to address the complex operational and financial issues facing global industrial companies today, particularly in his capacity as Chair of the Audit Committee and as our Audit Committee financial expert.

Directors Continuing in Office with Term Expiring 2020
Name	Age	Principal Occupation and Other Directorships
Dan T. Moore III (d,e)	78	Director since 2003; Chief Executive Officer of Dan T. Moore Co. (a management company overseeing a group of companies performing research and development of advanced materials) since 1969. Also, Chairman of Delaware Dynamics LLC (a manufacturer of large, complex high-pressure dies for the automotive industry) since 2010. Director 1979-2015 of Invacare Corporation (manufacturer and distributor of home and long-term care medical products) and, for the period from 1989 until its sale in 2010, director of Hawk Corporation (supplier of friction materials and motorsports components). Mr. Moore brings to the Board his business acumen and operations experience demonstrated over years of managing numerous manufacturing companies. He is a recognized and successful entrepreneur. From this experience, as well as his service on the boards of other publicly-traded corporations, Mr. Moore offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

(a)	Member, Executive Committee

(b)	Member, Audit Committee

(c)	Member, Compensation Committee

(d)	Member, Long-Range Planning Committee

(e)	Member, Nominating and Corporate Governance Committee

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our Common Stock by: (i) each person (or group of affiliated persons) known to us to be the beneficial owner of more than five percent of our outstanding Common Stock; (ii) each director or director nominee; (iii) each executive officer named in the Summary Compensation Table on page 38 of this proxy statement individually; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the information is as of February 28, 2018, and the nature of beneficial ownership consists of sole voting and investment power.

Name of Beneficial Owner	Shares of Common Stock Currently Owned		Shares Acquirable Within 60 Days		Percent of Class (%)
Patrick V. Auletta	17,645		7,736	(h)	*
Edward F. Crawford	1,715,487	(a)(c)	50,678	(h)	13.8
Matthew V. Crawford	1,929,534	(b)(c)	0		15.1
Patrick W. Fogarty	61,423	(d)	0		*
John D. Grampa	2,000		6,937	(h)	*
A. Malachi Mixon III(1)	19,700		4,678	(h)	*
Dan T. Moore III	53,660		2,216	(h)	*
Ronna Romney	21,755		0		*
Steven H. Rosen	17,955		0		*
Robert D. Vilsack	93,527		0		*
James W. Wert	94,695		0		*
GAMCO Investors, Inc.	1,444,601	(e)	—		11.3
Private Management Group, Inc.	638,747	(f)	—		5.0
Dimensional Fund Advisors LP	795,552	(g)	—		6.2
Directors and executive officers as a group (10 persons)	3,918,580		67,567		31.2

*	Less than one percent.

(1)	Mr. Mixon’s share ownership is as of May 11, 2017, when he retired as a Director.

(a)	The total includes 1,574,286 shares over which Mr. Edward Crawford has sole voting and investment power, 22,500 shares owned by L’Accent de Provence of which Mr. Edward Crawford is President and owner of 25% of its capital stock and over which Mr. Edward Crawford shares voting and investment power and 10,650 shares owned by Mr. Edward Crawford’s wife as to which Mr. Edward Crawford disclaims beneficial ownership. The total includes 18,950 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries as of December 31, 2017.

(b)	Total includes 1,540,433 shares over which Mr. Matthew Crawford has sole voting and investment power and 300,000 shares as to which Mr. Matthew Crawford disclaims beneficial ownership.

(c)	Total includes an aggregate of 89,101 shares over which Messrs. Edward Crawford and Matthew Crawford have shared voting power and investment power, consisting of: 36,000 shares held by a charitable foundation; 11,700 shares owned by Crawford Capital Company; and 41,401 shares owned by First Francis Company, Inc. These 89,101 shares are included in the beneficial ownership amounts reported for both Mr. Edward Crawford and Mr. Matthew Crawford.

(d)	Total includes 809 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries as of December 31, 2017.

(e)	Based on information set forth on Amendment No. 24 to Schedule 13D as filed with the SEC on October 28, 2014. Total includes 882,301 shares held by GAMCO Asset Management Inc., 414,000 shares held by Gabelli Funds, LLC, 147,000 shares held by Teton Advisors, Inc. and 1,300 shares held by Mario J. Gabelli, as of October 27, 2014. GGCP, Inc. is the ultimate parent holding company for the above-listed companies, and Mr. Mario J. Gabelli is the majority stockholder, chief executive officer and a director of GGCP, Inc. Each of the foregoing has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their respective reported shares. The foregoing companies provide securities and investment related services and have their principal business office at One Corporate Center, Rye, New York 10580.

(f)	Based on information set forth on Schedule 13G as filed with the SEC on February 9, 2018. Total includes 638,747 shares held by Private Management Group, Inc. Private Management Group, Inc. has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their reported shares. Private Management Group, Inc. is a registered investment advisory firm, and has its principal business office at 15635 Alton Parkway, Suite 400, Irvine, California 92618.

(g)	Based on information set forth on Schedule 13G as filed with the SEC on February 9, 2018. Total includes 795,552 shares held by Demensional Fund Advisors LP (“Dimensional Fund”). Dimensional Fund has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their respective reported shares, except that Dimensional Fund does not have the authority to vote 38,679 shares. Dimensional Fund is a registered investment advisory firm, and has its principal business office at Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(h)	Represents restricted share units that represent the right to receive shares of our Common Stock upon Separation of Service (as defined in the Director DC Plan, described below).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission, or SEC. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon our review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5, we believe that, during 2017, all filing requirements applicable for reporting persons were met.

CORPORATE GOVERNANCE

Director Independence

The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, or CEO, and President, as directors. The current Board members include seven independent directors (including three of the nominees).

Each of Messrs. Auletta, Grampa, Moore, Rosen and Wert, as well as Mr. Mixon, during his service in 2017, and Ms. Romney is “independent” in accordance with the rules of the Nasdaq Stock Market. The Nasdaq Stock Market’s independence definition includes a series of objective tests, including that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Stock Market’s rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and management.

In addition, as required by the Nasdaq Stock Market’s rules, the members of the Audit Committee are each “independent” under special standards established by the SEC for members of audit committees. The Board has determined that the Audit Committee includes at least one independent member whom the Board has determined meets the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Grampa is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Grampa’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Grampa any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Risk Oversight

The Board is responsible for overseeing the Company’s risk, with reviews of certain areas being conducted by the relevant committees of the Board and directly through senior management reports.

The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as internal controls and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Compensation Committee assesses and monitors risks relating to our executive compensation policies and practices. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks related to our governance structure and processes, the independence of the Board and potential conflicts of interest and ensuring compliance with the Code of Business Conduct and Ethics. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

In addition, the Board’s role in our risk oversight process includes receiving regular reports either directly from presentations to the Board by senior or regional management or through executive officers at Board meetings on areas of material risk to us, including market-specific, operational, legal, regulatory, competitive and strategic risks.

The procedures described above permit the Board to maintain an awareness of material risks that may affect us and ensure the ability of the Board to take any and all appropriate actions to oversee risks we face. We also believe that our Board leadership structure complements our risk management structure, as it allows our independent directors, through the independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Leadership Structure

Our CEO, Mr. Edward Crawford, also serves as our Chairman. The Company has no fixed policy on whether the roles of Chairman and CEO should be separate or combined; this decision is based on the best interests of the Company considering the circumstances at the time. The Board believes that the combined role of Chairman and CEO promotes strategic development and execution of our business strategies, which is essential to effective governance. The Board recognizes that utilizing the expertise of Mr. Edward Crawford contributes to the success of the Company. The diversity of our operating units requires a leader who possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing those diverse businesses. At this time, the Board believes that Mr. Edward Crawford, based upon his experience in the various industries in which we are positioned, is best qualified to efficiently develop agendas that ensure that the Board’s time and attention are focused on the most critical matters and to execute strategic plans effectively. However, we balance the current combined role of Chairman and CEO by the appointment of a Lead Director.

Lead Director

In November 2014, the Board appointed Mr. Wert as the Lead Director. The Lead Director serves as a liaison between our Chairman and our independent directors, presides over executive sessions of the independent directors, makes recommendations to the Chairman regarding the timing and structure of Board meetings, reviews and recommends agendas for the Board meetings and consults with the Chairman on the adequacy of the flow of information from management to the Board. We believe that this leadership structure results in increased engagement of the Board as a whole, and provides strong, independent oversight of our management and affairs resulting in good governance.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics. All directors, officers and employees must act ethically at all times and in accordance with the policies comprising our Code. A copy of the Code is available, without charge, upon written request to: Secretary, Park-Ohio Holdings Corp., 6065 Parkland Boulevard, Cleveland, Ohio 44124 and is also available on our website at www.pkoh.com. We intend to disclose any amendment to, or waiver from, the Code by posting such amendment or waiver, as applicable, on our website.

Board of Directors and Committees

Board Meetings

The Board held four meetings in 2017. All directors are expected to attend each meeting of the Board and the meetings of the committees on which he or she serves. In 2017, no director attended less than 75% of the aggregate meetings of the Board and the meetings of the committees on which he or she served, with the exception of Dan T. Moore III. Directors are expected to attend the Annual Meeting, and all directors attended the 2017 annual meeting of shareholders.

Board Committees

The Board currently has, and appoints the members of, the Audit, Compensation, Nominating and Corporate Governance, Executive and Long-Range Planning Committees. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director as defined under the rules of the Nasdaq Stock Market.

Audit Committee

The Audit Committee consists of Messrs. Grampa, Rosen and Wert, with Mr. Grampa as its chair. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the retention, compensation and oversight of the work of our independent auditors. In 2017, the Audit Committee held seven meetings. The Audit Committee has a written charter approved by the Board. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter, which is available on our website at www.pkoh.com.

Compensation Committee

During 2017, the Compensation Committee consisted of Ms. Romney and Mr. Rosen, with Ms. Romney as its chair. Effective March 9, 2017, Mr. Moore ceased to serve on the Compensation Committee. The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, including reviewing and granting equity awards to executive officers. As described in greater detail below under “Executive Compensation Discussion and Analysis,” the Compensation Committee determines the compensation of our executive officers, including our CEO, and directors. With respect to executive officers other than the CEO, the Compensation Committee takes into account the recommendations of the CEO when determining the various elements of their compensation, including the amount and form of such compensation. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of executive compensation and the sole authority to approve the fees and other retention terms of any such consultants. The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee.

The Compensation Committee also reviews and approves various other compensation policies and matters. The Compensation Committee held one meeting in 2017 and also acted by written consent. The Compensation Committee has a written charter approved by the Board. The responsibilities and activities of the Compensation Committee are described in greater detail in the Compensation Committee Charter, which is available on our website at www.pkoh.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Moore and Wert and Ms. Romney, with Mr. Wert as its chair. The Nominating and Corporate Governance Committee establishes procedures for the director nomination process, recommends candidates for election to the Board and also nominates officers for election by the Board. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as: age; understanding of and achievements in manufacturing, technology, finance and marketing; and international experience and culture. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Nominating and Corporate Governance Committee establishes procedures for the nominating process, recommends candidates for election to the Board and also nominates officers for election by the Board.

The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders, and evaluates candidates proposed by shareholders using the same criteria as for other candidates. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience and particular fields of expertise, (2) an indication of the nominee’s consent to serve as a director if elected and (3) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director, and should be addressed to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

The Nominating and Corporate Governance Committee held one meeting in 2017. The Nominating and Corporate Governance Committee has a written charter approved by the Board. The responsibilities and activities of the Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee Charter, which is available on our website at www.pkoh.com.

Executive Committee

The Executive Committee consists of Messrs. Auletta, Edward Crawford and Matthew Crawford, with Mr. Edward Crawford as its chair. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons and except as limited by Ohio law and our Regulations. The Executive Committee did not meet in 2017.

Long-Range Planning Committee

The Long-Range Planning Committee consists of Messrs. Edward Crawford, Matthew Crawford, and Moore, with Mr. Edward Crawford as its chair. The Long-Range Planning Committee explores long-term strategic opportunities available to the Company, internal and external growth development, the Company’s capital structure and other duties delegated to it by the Board. The Long-Range Planning Committee did not meet in 2017.

Shareholder Communications

The Board believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters deemed to be appropriate and circulate them to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2017 were Ms. Romney and Mr. Rosen. No current or former officer or employee of ours served on the Compensation Committee, or on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee, during 2017. None of the Members of the Compensation Committee during 2017 had any relationship with us that would be required to be disclosed by us under applicable related party requirements. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officer of which served on our Board or on our Compensation Committee during 2017.

COMPENSATION OF DIRECTORS

We compensate non-employee directors for serving on our Board and reimburse them for expenses incurred in connection with Board and committee meetings. During 2017, each non-employee director earned, as an annual retainer, $40,000 and was granted 2,195 restricted shares. The restricted shares were granted in accordance with our 2015 Equity and Incentive Compensation Plan, which we refer to as the 2015 Plan. The non-employee directors also received $4,000 for each Board meeting attended in-person and $1,000 for each Board meeting attended telephonically, and $1,000 for each committee meeting attended in-person or telephonically. The Compensation, Audit and Nominating and Corporate Governance Committee Chairpersons each received an additional $10,000 committee chair annual retainer.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Patrick V. Auletta	56,000	78,581	134,581
John D. Grampa	73,000	78,581	151,581
A. Malachi Mixon III(2)	4,000	0	4,000
Dan T. Moore III	48,000	78,581	126,581
Ronna Romney	67,000	78,581	145,581
Steven H. Rosen	64,000	78,581	142,581
James W. Wert	73,000	78,581	151,581

(1)	The amounts in this column represent the grant date fair value for awards of restricted shares in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. The restricted shares vest one year from the date of grant. As of December 31, 2017, each director in the table held 2,195 shares or share units subject to restriction.

(2)	Mr. Mixon retired effective as of the 2017 annual meeting.

In 2009, we established a 2009 Director Supplemental Defined Contribution Plan, or Director DC Plan, which is a non-qualified deferred compensation plan for our directors. Under the Director DC Plan, eligible directors can defer up to 100% of their cash retainer, attendance fees, and/or restricted share units for pre-tax savings opportunities. The investment options available to the eligible directors are the same investment options offered under our 401(k) Plan. Eligible directors’ contributions and earnings are always 100% vested. Distributions under the Director DC Plan may be made only upon a Separation of Service (as defined in the Director DC Plan). Distributions are paid in a lump sum or in annual installments over a maximum of 10 years. We do not pay above-market interest rates or provide preferential earnings.

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee oversees our accounting and financial reporting processes and the audits of financial statements. The Audit Committee selects our independent auditors. The Audit Committee is composed of three directors, each of whom is independent as defined under the rules of the Nasdaq Stock Market and SEC rules. Currently, the Audit Committee is composed of Messrs. Grampa, Rosen and Wert. The Audit Committee operates under a written charter adopted by the Board.

Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the audited consolidated financial statements for the year ended December 31, 2017. The Audit Committee discussed with Ernst & Young LLP its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (United States) (PCAOB). In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from our Company management and our Company, including the matters in the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of audit examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

John D. Grampa, Chair

Steven H. Rosen

James W. Wert

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our independent auditors to examine our financial statements and those of our subsidiaries for the fiscal year ending December 31, 2018. During fiscal year 2017, Ernst & Young LLP examined our financial statements and those of our subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The Board recommends ratification of the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate shareholders’ questions.

Vote Required and Recommendation of the Board

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP. Abstentions will have no effect on the ratification of the appointment of Ernst & Young LLP.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT.

INDEPENDENT AUDITOR FEE INFORMATION

The following table presents fees for services rendered by Ernst & Young LLP in each of the last two fiscal years:

	2016	2017
Audit Fees	$1,462,000	$2,024,500
Audit-Related Fees	—	—
Tax Fees	210,700	47,016
All Other Fees	—	—

	$1,672,700	$2,071,516

Audit fees included fees associated with the annual audit, the reviews of quarterly reports on Form 10-Q, statutory audits required internationally and the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees principally included fees in connection with accounting consultations. Tax fees included fees in connection with tax compliance and tax planning services.

Pre-approval Policy

The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services.

All of the services described in “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee in accordance with the Audit Committee’s formal policy on auditor independence.

PROPOSAL NO. 3

APPROVAL OF THE PARK-OHIO HOLDINGS CORP. 2018 EQUITY AND INCENTIVE COMPENSATION PLAN

General

We are asking shareholders to approve the Park-Ohio Holdings Corp. 2018 Equity and Incentive Compensation Plan, which we refer to as the 2018 Plan. On March 8, 2018, upon the recommendation of the Compensation Committee, our Board of Directors approved and adopted, subject to the approval of our shareholders at the Annual Meeting, the 2018 Plan to replace our Park-Ohio Holdings Corp. 2015 Equity and Incentive Compensation Plan (the “Predecessor Plan”). The Predecessor Plan was originally approved by our shareholders at the May 28, 2015 annual meeting of shareholders.

The Board of Directors is recommending that the Company’s shareholders vote in favor of the 2018 Plan, which will succeed the Predecessor Plan. If the 2018 Plan is approved by our shareholders, no further awards will be made under the Predecessor Plan, and shares that remain available for awards under the Predecessor Plan will not be added to the aggregate share limit under the 2018 Plan. The 2018 Plan continues to afford the Compensation Committee the ability to design compensatory awards that provide opportunities for our employees and directors and the employees of our subsidiaries to participate, through share ownership, in our long-term success and growth. This participation enhances our ability to attract and retain persons with desired abilities, provides additional incentives for such persons and furthers the common interests of our employees and shareholders.

If the 2018 Plan is approved by our shareholders, it will become effective on the day of the Annual Meeting. Outstanding awards under the Predecessor Plan will continue in effect in accordance with their terms. If the 2018 Plan is not approved by our shareholders, no awards will be made under the 2018 Plan.

Our principal reason for adopting the 2018 Plan is to obtain shareholder approval of the shares of our Common Stock, which we refer to as Common Shares, authorized for issuance under the 2018 Plan.

The full text of the 2018 Plan is attached to this Proxy Statement as Appendix A. The following description of the 2018 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

Why We Recommend That You Vote for Proposal No. 3

The 2018 Plan authorizes the Compensation Committee to provide equity-based and incentive compensation in the form of stock options, appreciation rights, restricted shares, restricted stock units, cash incentive awards, performance shares, performance units, dividend equivalents and certain other awards denominated or payable in, or otherwise based on our Common Shares or factors that may influence the value of our shares for the purpose of providing our employees and directors, and the employees of our subsidiaries, and certain non-employees who perform employee functions, incentives and rewards for performance. Some of the key features of the 2018 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2018 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.

The use of our Common Shares as part of our compensation program is also important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates employees and directors to create shareholder value because the value employees and directors realize from equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our employees and directors with the investment interests of our shareholders and promotes a focus on long-term value creation because our equity compensation awards can be subject to vesting and/or performance criteria.

As of March 16, 2018, 86,323 Common Shares remained available for issuance under the Predecessor Plan. If the 2018 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our shareholders as well as alignment provided by equity-based awards. Replacing equity awards with cash also would increase cash compensation expenses and use cash that could be better utilized if reinvested in our businesses or returned to our shareholders. If the 2018 Plan is approved by our shareholders, no further awards will be made under the Predecessor Plan, and, as described in this proposal, shares that remain available for awards under the Predecessor Plan (86,323 Common Shares as of March 16, 2018) will not be added to the aggregate share limit under the 2018 Plan.

The following includes aggregated information regarding the overhang and dilution associated with the Predecessor Plan and the potential shareholder dilution associated with the 2018 Plan. The information is as of March 16, 2018. As of that date, there were approximately 12,680,403 Common Shares outstanding.

•

Total Common Shares subject to outstanding full-value awards under the Predecessor Plan: 402,784 Common Shares subject to unvested awards of restricted stock, which are already outstanding (3.2 percent of our outstanding Common Shares);

•	There are no outstanding stock options remaining under the Predecessor Plan;

•

Proposed Common Shares available for issuance under the 2018 Plan: 750,000 Common Shares (5.9 percent of our outstanding Common Shares — this percentage reflects the simple dilution of our shareholders that would occur if the 2018 Plan is approved);

•	The remaining 86,323 Common Shares available for future awards under the Predecessor Plan will not be carried forward into the 2018 Plan; and

•

The total Common Shares subject to outstanding awards as of March 16, 2018 (402,784 shares), plus the proposed Common Shares available for issuance under the 2018 Plan (750,000 shares), represent a total fully-diluted overhang of 1,152,784 shares (9.1 percent) under the 2018 Plan. Note: Because our 402,784 shares subject to unvested restricted stock awards are already outstanding, this overhang figure is overstated.

Based on the closing price on the Nasdaq Stock Market for our Common Shares on March 16, 2018 of $42.95 per share, the aggregate market value as of March 16, 2018 of the 750,000 Common Shares requested for issuance under the 2018 Plan was $32,212,500.

In 2015, 2016 and 2017, we granted awards under the Predecessor Plan covering 210,673 Common Shares, 226,008 Common Shares and 271,491 Common Shares, respectively. Based on our basic weighted average Common Shares outstanding for those three years of 12,215,425, 12,126,264, and 12,211,978, respectively, for the three-year period 2015-2017, our average burn rate, not taking into account forfeitures, was 1.9% (our individual years’ burn rates were 1.7% for 2015, 1.9% for 2016 and 2.2% for 2017).

If the 2018 Plan is approved, we intend to utilize the shares authorized under the 2018 Plan to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the 2018 Plan will last for about three years, based on our historic grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match historic rates or our share price changes materially. As noted in “Summary of Material Terms of the 2018 Plan,” our Compensation Committee would retain full discretion under the 2018 Plan to determine the number and amount of awards to be granted under the 2018 Plan, subject to the terms of the 2018 Plan, and future benefits that may be received by participants under the 2018 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

In evaluating this Proposal No. 3, shareholders should consider all of the information in this Proposal No. 3.

2018 Plan Highlights

Administration. The 2018 Plan will be administered by the Compensation Committee.

Reasonable 2018 Plan Limits. Subject to adjustment as described in the 2018 Plan, total awards under the 2018 Plan are limited to 750,000 Common Shares, plus any Common Shares recycled into the 2018 Plan as described below. These Common Shares may be shares of original issuance or treasury shares or a combination of the foregoing. If approved by our shareholders, the 2018 Plan will become effective and no further awards will be made under the Predecessor Plan.

The 2018 Plan also provides that, subject to adjustment as described in the 2018 Plan:

•	the aggregate number of Common Shares actually issued or transferred upon the exercise of incentive stock options, or ISOs, will not exceed 750,000 Common Shares;

•	no non-employee director will be granted, in any period of one calendar year, awards under the 2018 Plan in excess of 50,000 Common Shares; and

•

awards that do not comply with the applicable minimum vesting periods provided for in the 2018 Plan (as further described below) will not result in the issuance or transfer of more than 5% of the maximum number of Common Shares available under the 2018 Plan.

Minimum Vesting Period of One Year for Awards. As described in more detail below in the specific descriptions of the types of awards that may be granted under the 2018 Plan, other than with respect to the exception for 5% of the Common Shares under the 2018 Plan (described above), awards under the 2018 Plan will not vest (or with respect to stock options and appreciation rights, be exercisable) sooner than one year after grant and awards that are subject to achievement of management objectives will be subject to a performance period that is at least one year in duration. The Committee may provide for earlier vesting (or exercise) or lapse of the performance period, including in the event of retirement, death or disability of the participant or in the event of a change in control of us.

Allowances for Conversion Awards and Assumed Plans. Common Shares issued or transferred under awards granted under the 2018 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, appreciation rights, restricted shares, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other 2018 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2018 Plan, under circumstances further described in the 2018 Plan, but will not count against the aggregate share limit or other 2018 Plan limits described above.

Limited Share Recycling Provisions. Subject to the 2018 Plan’s share counting rules, Common Shares covered by an award granted under the 2018 Plan will not be counted as used unless and until they are actually issued and delivered to a participant. If any Common Shares issued or transferred pursuant to an award granted under the 2018 Plan are forfeited, or an award granted under the 2018 Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares issued or transferred pursuant to, or subject to, such award (as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer as described in the 2018 Plan. If, on or after the effective date of the 2018 Plan, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for issuance or transfer under the 2018 Plan. The following Common Shares will not be added back to the aggregate share limit under the 2018 Plan: (1) shares tendered or otherwise used in payment of an option’s exercise price; (2) shares withheld or otherwise used by us to satisfy tax withholding obligations; (3) shares subject to an appreciation right that are not actually issued in connection with its share settlement on exercise; and (4) shares that are repurchased by us with stock option proceeds. If a participant elects to give up the right to receive compensation in exchange for Common Shares based on fair market value, such shares will not count against the aggregate share limit under the 2018 Plan.

No Repricing Without Shareholder Approval. The repricing of options and appreciation rights (outside of certain corporate transactions or adjustment events described in the 2018 Plan) is prohibited without shareholder approval under the 2018 Plan.

Change in Control Definition. The 2018 Plan includes a definition of “change in control,” which is set forth below.

Exercise or Base Price Limitation. The 2018 Plan also provides that, except with respect to converted, assumed or substituted awards as described in the 2018 Plan, no stock options or appreciation rights will be granted with an exercise or base price less than the fair market value of our Common Shares on the date of grant.

Code Section 162(m). Section 162(m) of the Code generally disallows a deduction for certain compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) to the extent that compensation to a covered employee exceeds $1,000,000 for such year. There has historically been a performance-based exception to this deduction limit for compensation qualifying as “qualified performance-based compensation” under Section 162(m) of the Code. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, except for certain compensation arrangements in place as of November 2, 2017 that are eligible for transition relief. To be clear, stockholders are not being asked to approve the 2018 Plan (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception. Currently, the Company does not anticipate that it will be able to make any future grants under the 2018 Plan that will be intended to qualify for the performance-based exception.

Summary of Material Terms of the 2018 Plan

Administration. The 2018 Plan will be administered by the Compensation Committee (or its successor), or any other committee of the Board of Directors designated by the Board of Directors to administer the 2018 Plan. References to the “Committee” in this Proposal No. 3 refer to the Compensation Committee or such other committee designated by the Board of Directors, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2018 Plan to any subcommittee thereof. Any interpretation, construction and determination by the Committee of any provision of the 2018 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2018 Plan, will be final and conclusive. To the maximum extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2018 Plan, authorize one or more of our officers to (1) designate employees to be recipients of awards under the 2018 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act.

Eligibility. Any person who is selected by the Committee to receive benefits under the 2018 Plan and who is at that time an officer or other employee of us or any of our subsidiaries or a non-employee director is eligible to participate in the 2018 Plan. In addition, certain persons who provide services to us or any of our subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”) may also be selected to participate in the 2018 Plan. As of March 16, 2018, there were approximately 100 employees and 7 directors of the Company expected to participate in the 2018 Plan.

Shares Available for Awards under the 2018 Plan. Subject to adjustment as described in the 2018 Plan, the number of Common Shares that may be issued or transferred:

•	Upon the exercise of stock options or appreciation rights;

•	As restricted shares and released from substantial risks of forfeiture;

•	In payment of restricted stock units;

•	In payment of performance shares or performance units that have been earned;

•	As other stock-based awards under the 2018 Plan; or

•	In payment of dividend equivalents paid with respect to awards under the 2018 Plan;

may not in the aggregate exceed 750,000 Common Shares, plus any Common Shares that become available under the 2018 Plan or a Predecessor Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards, which we refer to as Available Shares. The Available Shares may be Common Shares of original issuance, treasury shares or a combination of the foregoing.

Other Share Limits Under the 2018 Plan. The 2018 Plan also provides that, subject to adjustment as described in the 2018 Plan:

•	the aggregate number of Common Shares actually issued or transferred upon the exercise of ISOs will not exceed 750,000 Common Shares;

•	no non-employee director will be granted, in any period of one calendar year, awards in excess of 50,000 Common Shares.

Notwithstanding any provision of the 2018 Plan to the contrary, up to 5% of the maximum number of Common Shares that may be issued or transferred under the 2018 Plan, as may be adjusted pursuant to the 2018 Plan, may be used for awards that do not comply with the applicable minimum vesting requirements for such awards.

Share Counting. Common Shares covered by an award granted under the 2018 Plan will not reduce the Available Shares unless and until they are actually issued or transferred. If any Common Shares issued or transferred under an award granted under the 2018 Plan are forfeited, or if an award granted under the 2018 Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares issued or transferred under (or subject to) the award will, to the extent of such cancellation, forfeiture, expiration or cash settlement, again be available for issuance or transfer under the 2018 Plan. If, on or after the effective date of the 2018 Plan, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires or is settled in cash (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for issuance or transfer under the 2018 Plan.

The 2018 Plan further provides that the following Common Shares will not be added to the aggregate number of Common Shares available for issuance or transfer under the 2018 Plan: (1) Common Shares withheld, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2018 Plan (or the option price of a stock option granted under the Predecessor Plan), (2) Common Shares withheld or otherwise used by us to satisfy a tax withholding obligation, (3) Common Shares subject to an appreciation right granted under the 2018 Plan (or an appreciation right granted under the Predecessor Plan) that are not actually issued in connection with its Common Shares settlement on exercise, and (4) Common Shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2018 Plan (or stock options granted under the Predecessor Plan). In addition, if under the 2018 Plan a participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate share limit under the 2018 Plan.

Common Shares issued or transferred pursuant to awards granted under the 2018 Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries will not count against the share limits under the 2018 Plan. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2018 Plan, but will not count against the share limits under the 2018 Plan.

Types of Awards Under the 2018 Plan. Pursuant to the 2018 Plan, we may grant stock options (including ISOs), appreciation rights, restricted shares, restricted stock units, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our Common Shares.

Each grant of an award under the 2018 Plan will be evidenced by an award agreement or agreements, or an Evidence of Award, which will contain such terms and provisions as the Committee may determine, consistent with the 2018 Plan. A brief description of the types of awards which may be granted under the 2018 Plan is set forth below.

Stock Options. A stock option is a right to purchase Common Shares upon exercise of the stock option. Stock options granted to an employee under the 2018 Plan may consist of either an ISO, a non-qualified stock option that does not comply with the requirements for ISOs, or a combination of both. ISOs may only be granted to employees of us or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, ISOs and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of Common Shares on the date of grant. The term of a stock option may not extend more than ten years after the date of grant.

Each grant of stock options will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including the number of Common Shares subject to the stock option and the applicable vesting and forfeiture provisions. However, no grant of stock options may become exercisable sooner than after one year. A grant of stock options may provide for the earlier exercise of the stock options, including in the event of retirement, death or disability of the participant or in the event of a change in control of us.

Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options. In addition, each grant will specify the form of consideration to be paid in satisfaction of the exercise price, which may include: (1) cash or check acceptable to us, or by wire transfer of immediately available funds; (2) the actual or constructive transfer to us of Common Shares owned by the participant (or certain other consideration permitted under the 2018 Plan) with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which we will withhold Common Shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; and (5) such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2018 Plan may not provide for dividends or dividend equivalents.

Appreciation Rights. The 2018 Plan provides for the grant of appreciation rights, which may be granted as either Tandem Appreciation Rights or Free-Standing Appreciation Rights. A Tandem Appreciation Right is an Appreciation Right that is granted in tandem with a stock option or similar right. A Free-Standing Appreciation Right is an appreciation right that is not granted in tandem with a stock option or similar right. An appreciation right is a right, exercisable by the surrender of a related stock option (if a Tandem Appreciation Right) or by itself (if a Free-Standing Appreciation Right), to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price (or option exercise price if a Tandem Appreciation Right) and the value of our Common Shares on the date of exercise. Tandem Appreciation rights may be granted at any time prior to the exercise or termination of the related stock options, but a Tandem Appreciation Right awarded in relation to an ISO must be granted concurrently with such ISO.

Each grant of an appreciation right will be evidenced by Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. However, no grant of appreciation rights may be exercisable sooner than after one year. A grant of appreciation rights may provide for earlier exercise, including in the case of retirement, death or disability of the participant or in the event of a change in control of us. Any grant of appreciation rights may specify management objectives that must be achieved as a condition of the exercise of such appreciation rights. An appreciation right may be paid in cash, Common Shares or any combination thereof. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of an appreciation right may not be less than the fair market value of a share of Common Shares on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant.

Tandem Appreciation Rights may be exercised only at a time when the related stock options are also exercisable and the spread (the excess of the fair market value of a share of Common Shares over the exercise price) is positive, by surrender of the related stock option for cancellation. Appreciation rights granted under the 2018 Plan may not provide for dividends or dividend equivalents.

Restricted Shares. Restricted shares awarded under the 2018 Plan will consist of an award of Common Shares in consideration for the performance of services, which shares are subject to a substantial risk of forfeiture for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Shares on the date of grant. If the elimination of the restrictions is based solely on the passage of time, the period of time will be no shorter than one year. Restricted shares constitute an immediate transfer of the ownership of Common Shares to the participant, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee.

Any grant of restricted shares may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted shares, but restrictions relating to restricted shares that vest upon the achievement of management objectives may not terminate sooner than after one year. Any grant of restricted shares may require that any or all dividends or distributions paid on restricted shares that remain subject to a substantial risk of forfeiture be automatically deferred and reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying restricted shares. However, dividends or other distributions on restricted shares with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives. Each grant of restricted shares will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions.

Any grant or sale of restricted shares may provide for the earlier termination of restrictions on such restricted shares, including in the event of retirement, death or disability of the participant or in the event of a change in control of us.

Restricted Stock Units. Restricted stock units awarded under the 2018 Plan constitute an agreement by us to deliver Common Shares, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify. Each grant or sale of restricted stock units may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Shares on the date of grant. During the restriction period applicable to restricted stock units, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Shares underlying the restricted stock units and no right to vote them. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of and on the terms determined by the Committee, on a current, deferred or contingent basis, either in cash or in additional Common Shares, but dividend equivalents or other distributions on Common Shares underlying the restricted stock units with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives. Each grant of a restricted stock unit award will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Each grant of restricted stock units will specify that the amount payable with respect to such restricted stock units will be paid in cash, Common Shares, or a combination of the two.

The restriction period applicable to any grant of restricted stock units may not terminate sooner than after one year. Any grant or sale of restricted stock units may provide for the earlier lapse or other modification of the restriction period, including in the event of retirement, death or disability of the participant or in the event of a change in control of us.

Cash Incentive Awards, Performance Shares, and Performance Units. Performance shares, performance units and cash incentive awards may also be granted to participants under the 2018 Plan. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

These awards, when granted under the 2018 Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level, or is at or above the target level but falls short of maximum achievement. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled by us in cash, Common Shares, restricted shares, restricted stock units or any combination thereof. Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional Common Shares, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid. Each grant of performance shares, performance units or cash incentive awards will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions.

The performance period with respect to a cash incentive award, performance share, or performance unit will be a period of time (not less than one year) determined by the Committee on the grant date. The performance period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of the participant or in the event of a change in control of us.

Other Awards. Subject to applicable law and the limits set forth in the 2018 Plan, the Committee may grant such other awards, which we refer to as Other Awards, that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of us or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the Common

Shares or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of us. The terms and conditions of any such awards will be determined by the Committee. Common Shares delivered under an award in the nature of a purchase right granted under the 2018 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2018 Plan. The Committee may also grant Common Shares as a bonus, or may grant other awards in lieu of obligations of us or a subsidiary to pay cash or deliver other property under the 2018 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner than complies with Section 409A of the Code.

If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based on the achievement of management objectives, the earning, vesting or restriction period may not terminate sooner than after one year. Any grant of an Other Award may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, or disability of the participant or in the event of a change in control of us.

“Change in Control” Definition. The 2018 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in any Evidence of Award, a change of control will be deemed to have occurred if: (1) we are merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of our Voting Stock (as that term is defined below) immediately prior to such transaction; (2) we sell all or substantially all of our assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of our Voting Stock immediately prior to such sale; (3) any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of our directors, which we refer to as Voting Stock; or (4) if during any period of two consecutive years, individuals who at the beginning of any such period constitute our directors cease for any reason to constitute at least a majority thereof, subject to certain limitations as described in the 2018 Plan. However, a “change in control” will not be deemed to have occurred for purposes of the 2018 Plan solely because (i) we, (ii) an entity in which we directly or indirectly beneficially own 50% or more of the voting securities or interest, or (iii) any employee stock ownership plan that we sponsor or any other of our employee benefit plans either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because we report that a change in control of us has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

Management Objectives. The 2018 Plan provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2018 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, appreciation rights, restricted shares, restricted stock units, dividend equivalents or Other Awards. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within us or one of our subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves.

Transferability of Awards. Except as otherwise provided by the Committee, no stock option, appreciation right, restricted share, restricted stock unit, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2018 Plan may be transferred by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2018 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and appreciation rights will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify at the grant date that all or part of the Common Shares that are subject to awards under the 2018 Plan will be subject to further restrictions on transfer.

Adjustments; Corporate Transactions. The Committee will make or provide for such adjustments in the: (1) numbers of Common Shares covered by outstanding stock options, appreciation rights, restricted shares, restricted stock units, performance shares and performance units granted under the 2018 Plan; (2) if applicable, number of Common Shares covered by Other Awards granted pursuant to the 2018 Plan; (3) exercise price or base price provided in outstanding stock options and appreciation rights; (4) kind of shares covered thereby; (5) cash incentive awards; and (6) other award terms, as the Committee in its sole discretion in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of us, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of us, the Committee will provide in substitution for any or all outstanding awards under the 2018 Plan such alternative consideration (including cash), if any, as it in good faith determines to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an exercise price or base price greater than the consideration offered in connection with any such transaction or event or change in control of us, the Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right. The Committee will make or provide for such adjustments to the numbers and kind of shares available for issuance under the 2018 Plan and the share limits of the 2018 Plan as the Committee in its sole discretion in good faith determines to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of Common Shares that may be issued upon exercise of ISOs will be made only if and to the extent such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

Prohibition on Repricing. Except in connection with certain corporate transactions or changes in the capital structure of us, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or appreciation rights, or (2) cancel outstanding stock options or appreciation rights in exchange for cash, Other Awards or stock options or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or appreciation rights, as applicable, without shareholder approval. The 2018 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and appreciation rights and that it may not be amended without approval by our shareholders.

Detrimental Activity and Recapture. Any Evidence of Award may provide for the cancellation or forfeiture and repayment to us of any award or gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service engages in any detrimental activity. In addition, any Evidence of Award may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

Grants to Non-U.S. Based Participants. In order to facilitate the making of any grant or combination of grants under the 2018 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by us or any of our subsidiaries outside of the United States of America or who provide services to us under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2018 Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the 2018 Plan as then in effect unless the 2018 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.

Withholding. To the extent we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2018 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Shares, then, unless otherwise determined by the Committee, we will withhold Common Shares having a value equal to the amount required to be withheld under applicable income and employment tax laws. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Shares on the date the benefit is to be included in participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to the 2018 Plan to satisfy applicable withholding taxes exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as we may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of stock options.

No Right to Continued Employment. The 2018 Plan does not confer upon any participant any right with respect to continuance of employment or service with us or any of our subsidiaries.

Effective Date of the 2018 Plan. The 2018 Plan will become effective as of the date it is approved by our shareholders. No grants will be made on or after such date under the Predecessor Plan, but outstanding awards granted under the Predecessor Plan will continue unaffected following such date.

Amendment and Termination of the 2018 Plan. Our Board generally may amend the 2018 Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2018 Plan, (2) would materially increase the number of shares which may be issued under the 2018 Plan, (3) would materially modify the requirements for participation in the 2018 Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the 2018 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2018 Plan, no such amendment may be taken that would impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2018 Plan, including in the case of termination of employment due to death, disability or retirement, in the case of unforeseeable emergency or other special circumstances, or in the event of a change in control of us, the Committee may accelerate the vesting of certain awards granted under the 2018 Plan.

The Board may, in its discretion, terminate the 2018 Plan at any time. Termination of the 2018 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2018 Plan more than ten years after the effective date of the 2018 Plan, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of the 2018 Plan.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2018 Plan because the grant and actual pay-out of awards under the 2018 Plan are subject to the discretion of the plan administrator.

Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2018 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2018 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants:

Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code, which we refer to as Restrictions. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted Common Shares received.

Nonqualified Stock Options. In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•

at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

ISOs. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If Common Shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights. No income will be recognized by a participant in connection with the grant of a Tandem Appreciation Right or a Free-Standing Appreciation Right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to Us or Our Subsidiaries:

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the 2018 Plan with the SEC pursuant to the Securities Act as soon as practicable after approval of the 2018 Plan by our shareholders.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of our shares of Common Stock represented at the Annual Meeting and entitled to vote on the proposal is required to approve the 2018 Plan. Abstentions will have the effect of a vote against and broker non-votes will have no effect with respect to the approval of this proposal.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2018 EQUITY AND INCENTIVE COMPENSATION PLAN.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under our equity compensation plan as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise Price of Outstanding Options Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)(2)		(b)	(c)
Equity compensation plans approved by security holders(1)	67,567		$-0-	98,586
Equity compensation plans not approved by security holders	-0	-	-0-	-0	-

Total	67,567		$-0-	98,586

(1)	Includes our 2015 Equity and Incentive Compensation Plan.

(2)	Includes unvested and vested restricted stock unit awards but excludes unvested restricted stock awards which are already issued and outstanding.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Our 2017 Performance

Despite a somewhat difficult and challenging global macroeconomic environment, our continued efforts resulted in significant financial accomplishments for fiscal 2017. In summary:

•	Net sales were $1.4 billion, up 11% over 2016;

•	We generated strong operating cash flows of $47 million;

•	EBITDA, as defined, was $131 million, up 15% over 2016;

•	We refinanced our senior notes and revolving credit facility, creating expanded capacity and more favorable terms; and

•	We completed three strategic acquisitions.

Philosophy and Objectives

Our compensation program is designed to recognize the level of responsibility of an executive within our Company, taking into account the named executive officer’s role and expected leadership within our organization, and to encourage and reward decisions and actions that have a positive impact on our overall performance.

Our compensation philosophy is based upon the following objectives:

•	to reinforce the achievement of key business strategies and objectives;

•	to reward our executives for their outstanding performance and business results;

•	to emphasize the enhancement of shareholder value;

•	to value the executive’s unique skills and competencies;

•	to attract and retain qualified executives; and

•	to provide a competitive compensation structure.

Overview

The Compensation Committee administers our compensation program. The Compensation Committee is responsible for reviewing and approving base salaries, cash bonuses and equity incentive awards for all named executive officers. Typically, our CEO makes compensation recommendations to the Compensation Committee with respect to decisions concerning named executive officers other than himself. With respect to our CEO, the Compensation Committee makes its decisions in executive session. Our compensation program recognizes the importance of ensuring that discretion is provided to the Compensation Committee and CEO in determining compensation levels and awards.

Our Say-On-Pay Vote

At our annual meeting of shareholders in May 2017, we held our non-binding advisory shareholder vote on the compensation of our named executive officers, which vote is commonly referred to as a “say-on-pay” vote. Our shareholders approved the compensation of our named executive officers, with approximately 74.2% of the votes cast (not counting abstentions) in favor of the compensation paid to our named executive officers. After conducting the annual review of our compensation programs and considering and discussing the result of the say-on-pay vote, the Compensation Committee decided to retain our general approach to executive compensation. Since the 2017 vote, the Compensation Committee has decided not to make any substantive changes to our named executive officer compensation program that were specifically based on our 2017 say-on-pay vote results. With regard to the non-binding advisory resolution regarding the frequency for future say-on-pay votes, our shareholders cast the highest number of votes for voting on executive compensation every three years, and we have implemented triennial say-on-pay voting.

Compensation Consultants

The Compensation Committee has engaged independent compensation consultants on a periodic basis to help evaluate our compensation program and to help select appropriate market data for compensation determinations. The Compensation Committee also may consider a variety of data sources and information related to market practices for companies similar to ours.

In March 2014, the Compensation Committee engaged the services of PM&P, a leading independent provider of executive compensation consulting services, to help select appropriate market data for compensation considerations and to review and recommend modifications to the peer group. The Compensation Committee has conducted a review of its relationship with PM&P and has identified no conflict of interest. The resources used by PM&P for comparison included the Watson Wyatt Top Management Compensation Survey, the Mercer Executive Compensation Survey, the CHiPS Executive and Senior Management Compensation Survey and three PM&P proprietary executive compensation surveys.

The Compensation Committee periodically reviews and updates the peer group of companies based on their reasonable comparability to our Company in terms of revenues, market capitalization, enterprise value, complexity, performance, industry profile, scope of operations and competitors for executive talent. In June 2014, based on the recommendation of PM&P, the Compensation Committee approved a revised peer group, consisting of the following companies:

AAR Corp	Encore Wire Corp	RTI International Metals
Applied Industrial Technologies	Graftech International	Schnitzer Steel Industries
Atlas Air Worldwide Holdings	Hyster-Yale Materials Handling	Stoneridge
Barnes Group	Kaman Corp	Titan International
Century Aluminum	Materion Corp	Tower International
Cubic Corp	Modine Manufacturing
Echo Global Logistics	Mueller Industries

While these peer group companies do not represent a perfect match for us in terms of products manufactured or sold, the peer group does include representation from a broad range of industries similar to those that we compete in, such as industrial machinery, electrical equipment, metals and mining, air freight and logistics and auto components, and the peer group companies are similar to us in terms of the median for revenue and number of employees.

For 2017, the Compensation Committee did not take into consideration the updated 2014 PM&P market survey in determining the base salary and equity grants for our named executive officers. The Compensation Committee does not benchmark or otherwise aim for a level of compensation that falls within a specific range of market survey or peer group data. Instead, the Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions, and actual compensation can and does vary widely, either above or below these medians, based on Company and individual performance, scope of responsibilities, competencies and experience, as further discussed below.

The Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions. Other factors the Compensation Committee considers when making individual compensation decisions are described under “Compensation Components” below.

The Compensation Committee believes that the foregoing actions are consistent with our philosophy and objectives.

Compensation Components

Our compensation program has three primary components consisting of a base salary, an annual cash bonus, whether discretionary or pursuant to our Bonus Plan, and equity awards granted pursuant to our 2015 Plan. In addition, we also offer our named executive officers basic retirement savings opportunities, participation in a deferred compensation plan, health and welfare benefits and perquisites that supplement the three primary components of compensation. Since 2008, our compensation program has also included a non-qualified defined benefit plan, or DB Plan, and a non-qualified defined contribution plan, or DC Plan, for our CEO.

We view these various components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The appropriate level for each compensation component is based in part, but not entirely, on our view of internal equity and consistency, and other considerations we deem relevant from year to year, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation, but does emphasize variable compensation over fixed compensation.

Base Salary

We pay base salaries to recognize and reward each named executive officer’s unique value and skills, competencies and experience in light of the executive’s position. Base salaries, including any annual or other adjustments, for our named executive officers, other than our CEO, are determined after taking into account recommendations by our CEO. Base salaries for all named executive officers are determined by the Compensation Committee after considering a variety of factors such as market survey and peer group data, a subjective assessment of the nature and scope of the named executive officer’s responsibilities, the named executive officer’s unique value and historical contributions, historical increases, internal equitable considerations, and the experience and length of service of the named executive officer.

For 2017, the Compensation Committee made no change to the base salaries of our named executive officers. Our base salaries have remained moderate for the past several years either at or below the median for the market survey and peer group data. This approach is consistent with our philosophy that a greater emphasis should be placed on variable compensation.

Annual Bonus

Annual bonus awards are used to reward and motivate our named executive officers for achieving key financial and operational objectives. The annual bonus awards are generally payable based on the Company’s performance and the level of individual contributions to that performance.

We have established the Bonus Plan, which was re-approved by our shareholders in 2015, for our CEO and any other named executive officer selected by the Compensation Committee to participate in the Bonus Plan. The Bonus Plan includes a set of performance measures that can be used to establish the bonus award. Under the Bonus Plan, our CEO or any other selected named executive officer is eligible to receive an annual cash bonus depending on the performance of our Company against specific performance measures established by the Compensation Committee before the end of the first quarter of each year.

The Bonus Plan is an objective, pre-determined performance-based incentive plan that was generally intended to allow us to make awards that could qualify as “performance-based compensation” under

Section 162(m) of the Code, prior to adoption of the Tax Cuts and Jobs Act described in “Limitations on Deductibility of Compensation” below. The Compensation Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including annual bonuses, to named executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not be able to deduct all of the compensation. To date, the Compensation Committee has determined to include only our CEO in the Bonus Plan given his level of compensation so that his annual cash bonus could qualify for performance-based exemption under Section 162(m). However, the availability of this exception may be limited beginning in 2018 as described in “Limitations on Deductibility of Compensation” below.

With respect to our other named executive officers, the Compensation Committee has determined that they not participate in the Bonus Plan so that it can maintain the flexibility to exercise subjectivity in granting discretionary annual cash bonuses based on both the Company’s performance and individual performance. There is no set formula or specific performance measure for determining annual bonus awards for our named executive officers who do not participate in the Bonus Plan. Annual bonus awards for these named executive officers are fully discretionary and are based on the Compensation Committee’s subjective judgment, after taking into account recommendations by our CEO. While the overall financial performance of the Company is the primary factor in determining the annual bonus awards, the Compensation Committee also may consider a number of other factors, including the named executive officer’s contribution to our success, the named executive officer’s overall leadership and expertise, the relative rank of the named executive officer, total compensation levels, and other factors that the Compensation Committee deems, in its subjective judgment, are critical to driving long-term value for shareholders.

CEO Annual Bonus Award

The annual bonus award for our CEO is a performance-based award opportunity and is intended to reward our CEO for achieving pre-determined key financial performance measures.

For 2017, only our CEO participated in the Bonus Plan, and the Compensation Committee determined that our CEO would be eligible for a bonus award equal to 5% of our 2017 consolidated adjusted income before income taxes (adjusted for unusual and extraordinary gains and losses). For 2017, adjusted income before income taxes was $56.42 million. The Compensation Committee believes income before income taxes, as adjusted for such items, is an appropriate measure of our core operating performance, and directly links our CEO’s annual bonus award to our profitability. Under the Bonus Plan, the Compensation Committee is authorized to exercise negative discretion and reduce our CEO’s award, but did not do so for 2017.

The Compensation Committee has historically used 4% of consolidated adjusted income before taxes as the performance measure for our CEO under the Bonus Plan. Beginning in 2015, the Compensation Committee increased the CEO’s performance measure to 5% of consolidated adjusted income before taxes in order to further incentivize superior financial performance by the Company realizing that this could result in a significant annual cash bonus award, but subject to an overall limit of $5,000,000 under the Bonus Plan. For 2018, the Compensation Committee once again has established that the performance measure for our CEO under the Bonus Plan will be 5% of our 2018 consolidated adjusted income before taxes (adjusted for unusual and extraordinary gains and losses).

Other Named Executive Officer Annual Bonus Awards

For our other named executive officers, the 2017 bonus awards were determined by the Compensation Committee, after considering recommendations from our CEO, and after taking into account our record financial performance and the named executive officers’ individual performance. The Compensation Committee also took into account internal equitable considerations, as well as the overall compensation of each of our other named executive officers. While the overall financial performance of the Company was relatively more important than the individual performance factors described below, the Compensation Committee did not assign a specific weight to any factor, but rather, evaluated the totality of factors in making each annual bonus award.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Fogarty were: his effective oversight of the internal financial and accounting functions; his leadership efforts in business development; his contributions to the completion of three strategic acquisitions; his leadership role in the development of enhanced internal control systems; his significant contributions to the refinancing of our senior notes and revolving credit facility; and his role in helping to drive the achievement of financial performance measures. Mr. Fogarty’s annual bonus award was $400,000, compared to an annual bonus award of $300,000 for 2016, representing an increase of 33%.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Matthew Crawford were: his leadership role in developing and implementing our strategic initiatives; his leadership in the effective management of our capital and corporate financing activities, including the refinancing of our senior notes and revolving credit facility; his contributions to the operational and financial success of many of our operating units; his leadership role in the execution of our strategic acquisitions and organic growth plans; and his leadership role in developing operational leadership talent. Mr. Matthew Crawford’s annual bonus award was $600,000, compared to an annual bonus award of $420,000 for 2016, representing an increase of 43%.

Among the factors the Compensation Committee considered in determining the amount of the annual bonus award for Mr. Vilsack were: his oversight of significant litigation matters; his role in the enhancement of key compliance matters; his role in the refinancing of our senior notes and revolving credit facility; his instrumental role in the completion of three strategic acquisitions; his effective supervision of the internal legal department; and his role in carrying out the corporate secretarial functions. Mr. Vilsack’s annual bonus award was $375,000, compared to an annual bonus award of $281,000 for 2016, representing an increase of 33%.

Information about bonuses paid to our named executive officers is contained in the “2017 Summary Compensation Table” below.

Equity Compensation

We have used the grant of equity awards under our 2015 Plan to provide long-term incentive compensation opportunities intended to align the named executive officers’ interests with those of our shareholders, and to attract, retain and reward executive officers.

Our Compensation Committee administers our 2015 Plan. Historically, the Compensation Committee has granted options and restricted shares under our 2015 Plan, but awards under our 2015 Plan also can be made in the form of performance shares, restricted share units, performance units, stock appreciation rights or stock awards. There is no set formula for the granting of equity awards to named executive officers. Other than for grants of equity awards to our CEO, the Compensation Committee typically considers recommendations from our CEO when considering decisions regarding the grant of equity awards to named executive officers. The Compensation Committee grants equity awards based on its subjective judgment and discretion, and may consider a number of criteria, including the relative rank of the named executive officer, market survey and peer group data, total compensation levels, and the named executive officer’s historical and ongoing contributions to our success based on subjective criteria. Because the Compensation Committee and the CEO in their discretion consider such factors as they deem relevant in determining the named executive officer’s overall equity award, other factors may cause the award in any given year to differ from historical amounts.

We do not have any program, plan or obligation that requires us to grant equity awards on specific dates. We have not made equity grants in connection with the release or withholding of material, non-public information. Options granted under the predecessor plan to our 2015 Plan have exercise prices equal to the closing market price of our Common Stock on the day of the grant.

For 2017, the Compensation Committee approved performance-based restricted share awards for Messrs. Edward Crawford and Matthew Crawford in the amounts of 82,500 shares each. These performance-based restricted share awards would be earned if we achieved EBITDA equal to or greater than $75 million for the period beginning April 1, 2017 through March 31, 2018. Based on our EBITDA for this period, these restricted shares were earned and vest in equal installments on each of the first three anniversaries of the grant date. We believe EBITDA is an excellent indication of our financial performance. Once the performance criteria has been achieved these restricted shares would then vest in equal installments on each of the first three anniversaries of the grant date.

For 2017, the Compensation Committee approved restricted share awards for Messrs. Fogarty and Vilsack in the amounts of 12,000 shares each. These restricted share grants vest one-third each year over three years. The Compensation Committee did not perform a qualitative or quantitative analysis, but instead used its subjective judgment and discretion in determining the amount of the equity awards. Restricted shares were utilized over stock options because restricted shares serve to reward and retain executives and foster stock ownership, while also minimizing the number of shares granted in aggregate, thereby reducing dilution. In exercising its judgment and discretion, the Compensation Committee was influenced by recommendations from our CEO and motivated by its desire to award each named executive officer equity value that it considered necessary to achieve the shareholder alignment and the attraction, retention and motivation objectives of our compensation program. The Compensation Committee’s review and consideration of each of the named executive officer’s equity grants were of a general nature, rather than identifying and focusing on each individual’s performance relative to specific tasks, projects or accomplishments or distinguishable qualitative performance goals. The Compensation Committee did not otherwise take into account any specific performance, criteria or achievements relative to qualitative performance goals when making its equity compensation decisions for 2017. In granting the 2017 restricted share awards, the Compensation Committee also considered:

•	total compensation levels for each named executive officer in 2015, 2016 and 2017;

•	the value provided by restricted shares versus stock options;

•	the value and size of historical grants;

•	the current and expected future contributions to the Company;

•	how much value was created by the historical grants; and

•	shares available for grant under the 2015 Plan.

More information about equity awards granted in 2017 to our CEO and our other named executive officers is contained in the “2017 Grants of Plan-Based Awards Table”.

Retirement Benefits

Our Individual Account Retirement Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that permits our employees, including our named executive officers, to defer a portion of their annual salary to the 401(k) Plan on a before-tax basis. Prior to March 1, 2009, our named executive officers participated in the 401(k) Plan on the same basis as all other salaried employees whereby we annually contributed 2% of their salary into the 401(k) Plan on their behalf, subject to Internal Revenue Code limitations. Our named executive officers vest in the Company contributions ratably over six years of employment service, at which time they are 100% vested.

Effective April 1, 2011, the Company amended its Park-Ohio Industries, Inc. and Subsidiaries Pension Plan, or Pension Plan, to provide a new tax-qualified defined benefit for our employees, called the Account Balance Plan, or AB Plan. The AB Plan is intended to replace the contributions previously made under the 401(k) Plan.

All of the named executive officers participate in the AB Plan. The AB Plan incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations equal to 2% of compensation, subject to Internal Revenue Code limitations. Interest is credited to the notional account based on a market index. All AB Plan participants, including our named executive officers, are 100% vested in the benefit provided by the AB Plan. Additional detail on the AB Plan, including the value of the named executive officers’ accrued benefits, is provided below under “Pension Benefits.”

In 2008, the Compensation Committee established the DC Plan and the DB Plan for our CEO, which are described under “Pension Benefits” and “Non-Qualified Deferred Compensation” below. These retirement benefits are intended to reward our CEO for his past service to us and to recognize, over the long term, future service to us.

Deferred Compensation

The Company maintains a non-qualified deferred compensation plan, which we refer to as the 2005 Supplemental Defined Contribution Plan, or 2005 Plan, that allows certain employees, including our named executive officers, to defer a percentage of their salary and bonus, to be paid at a time specified by the participant and consistent with the terms of the 2005 Plan. We do not provide any matching contributions to the 2005 Plan. We do not pay above-market interest rates or provide preferential earnings.

For 2017, none of our named executive officers participated in the DC Plan. We do not pay above-market interest rates or provide preferential earnings.

Termination-Related Payments

All of our named executive officers are employees-at-will and, as such, do not have employment agreements that obligate us to provide any post-employment compensation or benefits. However, upon a change of control, as defined in our 2015 Plan, all unvested stock option grants become fully exercisable, all outstanding restricted share grants fully vest, and our CEO becomes 100% vested in his benefit under the DB Plan, regardless of years of service.

Other Benefits

We also provide other benefits to our named executive officers that we consider necessary in order to offer fully-competitive opportunities to attract and retain our named executive officers. These benefits include life insurance, company cars or car allowances, executive physicals, and club dues. Named executive officers are eligible to participate in all of our employee benefit plans, such as the 401(k) Plan and medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

Limitations on Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to a company’s CEO and certain other executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Tax Cuts and Jobs Act (the “TCJA”), which was enacted December 22, 2017, generally amended Section 162(m) to eliminate this exception for performance-based compensation, effective for taxable years following December 31, 2017 except for certain arrangements in place as of November 2, 2017. The $1 million compensation limit was also expanded to apply to a public company’s chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, we cannot guarantee that compensation intended to qualify as “performance-based compensation” will so qualify or will be deductible.

The Compensation Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including annual bonuses, to named executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable us to meet our overall objectives, even if we may not deduct all or some of the compensation. Accordingly, the Compensation Committee has expressly reserved the authority to award non-deductible compensation in appropriate circumstances.

We are not obligated to offset any income taxes due on any compensation or benefits, including income or excise taxes due on any income from accelerated vesting of outstanding equity grants. To the extent any such amounts are considered “excess parachute payments” under Section 280G of the Code and, thus, not deductible by us, the Compensation Committee is aware of that possibility and has decided to accept the cost of that lost deduction. However, the Compensation Committee has not thought it necessary for us to take on the additional cost of reimbursing executives for any taxes generated by the vesting accelerations.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Executive Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Executive Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2017.

Ronna Romney, Chair

Steven H. Rosen

INFORMATION REGARDING COMPENSATION/GRANTS

The following table sets forth for fiscal 2017, 2016 and 2015 all compensation earned by the individuals who served as our CEO and Chief Financial Officer during fiscal 2017, and by our two highest paid employees serving as other executive officers as of the end of 2017, whom we refer to collectively as our named executive officers.

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Edward F. Crawford Chairman of the Board and Chief Executive Officer	2017 2016 2015	750,000 750,000 750,000	0 0 0	3,143,250 2,869,350 2,923,200	0 0 0	2,823,600 1,336,399 3,379,203	0 0 0	90,676 90,736 199,876	6,807,526 5,046,485 7,252,279

Patrick W. Fogarty Vice President and Chief Financial Officer	2017 2016 2015	345,000 345,000 313,750	400,000 300,000 375,000	457,200 417,360 392,800	0 0 0	0 0 0	7,506 6,517 5,010	19,026 20,404 20,654	1,228,732 1,089,281 1,107,214

Matthew V. Crawford President and Chief Operating Officer	2017 2016 2015	550,000 550,000 550,000	600,000 420,000 600,000	3,143,250 2,869,350 2,923,200	0 0 0	0 0 0	8,108 6,465 4,159	52,822 67,324 40,474	4,354,180 3,913,139 4,117,833

Robert D. Vilsack Secretary and Chief Legal Officer	2017 2016 2015	305,000 305,000 295,000	375,000 281,000 375,000	457,200 417,360 441,900	0 0 0	0 0 0	7,505 6,518 5,010	26,959 26,214 26,002	1,171,664 1,036,092 1,142,912

(1)	The amounts in this column represent salary actually paid for the year indicated.

(2)	The amounts in this column represent discretionary bonuses paid to certain of our named executive officers. For more information on these bonuses, see “Executive Compensation Discussion and Analysis — Compensation Components — Annual Bonus” above.

(3)	For Messrs. Edward Crawford and Matthew Crawford the amounts in this column for 2017 are based upon the outcome of the performance condition as of the grant date. For our other named executive officers the amounts in this column for 2017 represents the grant date fair value for awards of restricted shares in accordance with ASC 718. The assumptions used in the calculation of these amounts for 2017 are included in Note 11 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017. The 2017 grants to the named executive officers will vest one-third each year over three years. For more information on these equity awards, see “Executive Compensation Discussion and Analysis — Compensation Components — Equity Compensation” above.

(4)	The amounts in this column represent a performance-based award under the Bonus Plan for Mr. Edward Crawford equal to 5% of our 2017 consolidated adjusted income before income taxes. For more information on this bonus, see “Executive Compensation Discussion and Analysis — Compensation Components — CEO Annual Bonus Award” above.

(5)	The amounts listed in this column are the increases in actuarial present value of accrued benefits under our defined benefit pension plans. For Mr. Edward Crawford, the amount listed for 2017 consists of $(94,555) for the decrease in the actuarial present value of the non-qualified defined benefit under the DB Plan offset by $5,521 for the increase in the qualified defined benefit under the AB Plan. The $(94,555) decrease in the value of the DB Plan benefit includes $(151,689) for the incremental value of an additional year of service, $91,431 due to the change in discount rate from 4.5% to 4.0% and $(34,297) for the update to the mortality assumption. The negative change in the pension value for Mr. Edward Crawford is reported as $0. For all other named executive officers, the amount listed is for the increase in the qualified defined benefit under the AB Plan. The defined benefit plans are described in more detail in the “Pension Benefits” section.

(6)	The amounts disclosed in this column for 2017 consist of life insurance premiums for Messrs. Edward Crawford ($52,065), Fogarty ($1,086), Matthew Crawford ($852) and Vilsack ($1,086); use of a company car for Messrs. Edward Crawford ($2,675) and Matthew Crawford ($3,210); car allowances for Messrs. Fogarty ($8,400) and Vilsack ($8,400); club memberships for Messrs. Edward Crawford ($35,936), Matthew Crawford ($48,760), Vilsack ($17,473) and Fogarty ($9,540). In addition to the perquisites included in the table above, our named executive officers receive occasional personal use of event tickets when such tickets are not being used for business purposes, at no incremental cost to us.

2017 Grants of Plan-Based Awards Table

The following table sets forth the restricted shares granted under the 2015 Plan and Bonus Plan award granted in 2017.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target ($)(1)
Edward F. Crawford	—	2,823,600	—	—
	06/30/2017	—	82,500	3,143,250
Patrick W. Fogarty	06/30/2017	—	12,000	457,200
Matthew V. Crawford	06/30/2017	—	82,500	3,143,250
Robert D. Vilsack	06/30/2017	—	12,000	457,200

(1)	For 2017, Mr. Edward Crawford was entitled to a cash bonus equal to 5% of our 2017 consolidated adjusted income before income taxes under the Bonus Plan. Accordingly, there is no threshold, target or maximum award amount, except that such award is limited to a maximum of $5,000,000 under the current terms of the Bonus Plan. For 2017, Mr. Edward Crawford earned a cash bonus in the amount of $2,823,600 under the Bonus Plan.

(2)	The amounts in this column are the number of restricted shares granted in 2017. The restricted shares vest one-third each year over three years.

(3)	The amounts in this column represent the grant date fair value of the restricted shares calculated in accordance with ASC 718.

For 2017, base salary was 11% of total compensation in the Summary Compensation Table for Mr. Edward Crawford; 13% for Mr. Matthew Crawford; 28% for Mr. Fogarty; and 26% for Mr. Vilsack. None of the named executive officers has an employment agreement with us.

Outstanding Equity Awards at 2017 Fiscal Year-End Table

Name	Grant Date	Option Awards				Stock Awards
					Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
		Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)
Edward F. Crawford	06/29/2015 03/08/2016					20,000 55,000	919,000 2,527,250
	06/30/2017					82,500	3,790,875

Patrick W. Fogarty
	06/05/2015					2,667	122,548
	03/08/2016					8,000	367,600
	06/30/2017					12,000	551,400

Matthew V. Crawford	06/29/2015					20,000	919,000
	03/08/2016					55,000	2,527,250
	06/30/2017					82,500	3,790,875

Robert D. Vilsack
	06/05/2015					3,000	137,850
	03/08/2016					8,000	367,600
	06/30/2017					12,000	551,400

(1)	These restricted shares vest one-third each year over a three-year period beginning on the first anniversary of the grant date.

(2)	These amounts are based on the closing market price of our Common Stock of $45.95 per share on December 29, 2017.

2017 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Edward F. Crawford	0	0	64,167	2,441,221
Patrick W. Fogarty	10,000	314,538	8,834	332,791
Matthew V. Crawford	0	0	64,167	2,441,221
Robert D. Vilsack	10,000	297,139	9,500	358,050

(1)	These amounts represent the difference between the exercise price and the market price of our Common Stock at the time of exercise.

(2)	These amounts are based on the closing market price of our Common Stock on the day on which the restricted shares vested.

PENSION BENEFITS

2017 Pension Benefits Table

The following table sets forth information with respect to our DB Plan and our AB Plan as of December 31, 2017.

Name	Plan Name	Number of Years Credited Service(1)(#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Edward F. Crawford	DB Plan	20	3,135,718	0
	AB Plan	6.75	5,521	5,419
Patrick W. Fogarty	AB Plan	6.75	38,667	0
Matthew V. Crawford	AB Plan	6.75	37,226	0
Robert D. Vilsack	AB Plan	6.75	38,675	0

(1)	The DB Plan was adopted by us in January 2008; therefore, the years of credited service represent prior years of service, but not all of the actual years of service. Upon establishment of the DB Plan, 13 years of Mr. Edward Crawford’s prior service were recognized and credited under the DB Plan. The AB Plan went into effect on April 1, 2011, at which time all of the named executive officers began accruing benefits. No credits for prior service were provided under the AB Plan.

(2)	For the DB Plan, the reported value represents the actuarial present value of the vested accrued benefits as of December 31, 2017 payable at age 79 in single-life annuity form, with a 4.0% discount rate and using the RP-2014 Healthy Annuitant White Collar Male mortality table projected generationally using Scale MP-2017. For the AB Plan, the reported value represents the actuarial present value of the accrued benefits as of December 31, 2017, payable at age 65 (or current age if older) in lump sum form, with a 3% rate for future interest credits and a 4.5% discount rate.

The DB Plan provides Mr. Edward Crawford with an annual retirement benefit of up to $375,000 upon his termination of employment with us, for his life, as defined in the DB Plan. The annual benefit that he actually receives depends on his years of credited service as of his termination of employment. Mr. Edward Crawford has 20 years of credited service and, therefore, he will receive the full $375,000 annual benefit. If he dies while employed or before the first day of the month following his termination of employment, his spouse is entitled to receive an amount equal to 50% of the amount he would have been entitled to receive on the date of his death, payable semi-annually for the life of his spouse.

The Pension Plan is a tax-qualified defined benefit pension plan. Previously, the Pension Plan provided benefits primarily to retired and terminated participants from legacy locations. Effective April 1, 2011, the Pension Plan was amended to implement the AB Plan benefits for all domestic employees, except certain collectively bargained employees. All of the named executive officers participate in the AB Plan.

The AB Plan uses a cash balance design, which incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations equal to 2% of compensation (inclusive of short-term incentive compensation). The compensation used in the calculation is held to the Code’s annual limitation for qualified plan earnings. Interest is credited to the notional account using the rate for one-year Treasury constant maturities. The annual interest rate is held to a minimum of 3% and a maximum of 7%. Interest during 2017 was credited at an annual rate of 3%.

Upon retirement, termination, disability or death, the accumulated notional account balance is immediately payable to the named executive officer as a single lump sum payment. The present value of accrued benefits displayed in the table above is based on a lump sum payment.

The “Present Value of Accumulated Benefit” in the above table is the value at December 31, 2017 of the pension benefit payable at age 65 (or current age if older) that was earned as of December 31, 2017. For the AB Plan, this benefit at age 65 is derived by projecting the notional balance from current age to age 65 using 3% interest and no future allocations. This age-65 value is then discounted at a rate of 3.52% to December 31, 2017 to receive the current value of the benefit. No mortality assumption is used in the calculation because the benefit is assumed to be paid in lump sum form. Because the 3% interest crediting rate is less than the 3.52% discount rate, the present value at December 31, 2017 is smaller than the notional account balance at that date.

NON-QUALIFIED DEFERRED COMPENSATION

2017 Nonqualified Deferred Compensation Table

The following table sets forth information with respect to the DC Plan and our 2005 Plan, as of December 31, 2017.

Name	Plan Name	Executive Contributions in 2017 ($)	Registrant Contributions in 2017 ($)	Aggregate Earnings in 2017 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2017 ($)(2)
Edward F. Crawford	DC Plan	0	0	15,161	0	2,651,628
Patrick W. Fogarty	2005 Plan	0	0	3,681	0	21,766
Matthew V. Crawford	2005 Plan	0	0	0	0	0
Robert D. Vilsack	2005 Plan	0	0	42,975	0	264,360

(1)	The aggregate earnings are not “above-market or preferential earnings” and, therefore, are not reported in the 2017 Summary Compensation Table.

(2)	Of the amounts reported in this column, $2,625,000 for Mr. Edward Crawford, $142,890 for Mr. Vilsack and $13,145 for Mr. Fogarty was previously reported as compensation in prior years’ Summary Compensation Tables.

The DC Plan provides our CEO with an aggregate annual credit of $375,000, or DC Benefit, during the seven-year period beginning on January 1, 2008 and ending on December 31, 2014. The DC Benefit is credited to an account on our books for our CEO, provided he has not had a termination of employment with the Company, as defined in the DC Plan. Our CEO’s account is adjusted for any positive or negative investment results from phantom investment alternatives selected by him. These phantom investment alternatives track actual market investments and are similar to the investment alternatives offered under our 401(k) Plan. We do not provide above-market or preferential earnings on the amounts credited under the DC Plan. We contribute to a grantor trust in order to provide a source of funds for the benefits under the DC Plan. Our CEO is at all times 100% vested in the DC Benefit and any earnings thereon. The amount credited under the DC Plan for our CEO will be paid upon his termination of employment.

Our 2005 Plan is a non-qualified deferred compensation plan for certain key employees, including our named executive officers. Under the 2005 Plan, eligible participants can defer up to 100% of their base salary and 100% of their cash bonus for pre-tax savings opportunities. The investment options available to the participant are the same investment options offered under our 401(k) Plan. Participants’ contributions and earnings are always 100% vested. Distributions under the 2005 Plan may be made only upon a Separation of Service (as defined in the 2005 Plan), disability, or hardship. Distributions are paid in a lump sum or in annual installments over a maximum of 10 years.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Upon termination of employment for any reason, no severance benefits are payable to any of the named executive officers.

Upon the death or disability of a named executive officer while employed with the Company, all restricted share grants fully vest and all unvested stock options become immediately exercisable under the 2015 Plan, and under the DB Plan and AB Plan, certain benefits are immediately recognized upon the retirement of a named executive officer. The value of these vesting accelerations and benefits for the named executive officers, as if a death, disability, or retirement had occurred on December 31, 2017, would be as follows:

Name	Death $(1)	Disability $(2)	Retirement $(3)
Edward F. Crawford	9,010,538	10,378,364	3,141,239
Patrick W. Fogarty	1,041,548	1,041,548	40,256
Matthew V. Crawford	7,237,125	7,237,125	40,350
Robert D. Vilsack	1,056,850	1,056,850	40,256

(1)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $45.95 of our Common Stock on December 29, 2017. For Mr. Edward Crawford, this amount includes $1,773,413, which is the actuarial present value of 50% of the vested accrued non-qualified pension benefit payable as a lifetime annuity to his surviving spouse under the DB Plan.

(2)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $45.95 of our Common Stock on December 29, 2017. For Mr. Edward Crawford, this amount includes $3,135,718, which is the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan, and $5,521, which is the actuarial present value of the previously vested accrued pension benefit as a lump sum under the AB Plan. For the other named executive officers, these amounts include the actuarial present value of the previously vested accrued pension benefit as a lump sum under the AB Plan.

(3)	For Mr. Edward Crawford, this amount includes $3,135,718, which is the actuarial present value of the previously vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan, and $5,521, which is the actuarial present value of the previously vested accrued pension benefit as a lump sum under the AB Plan. For the other named executive officers, these amounts represent the actuarial present value of the previously vested accrued pension benefit as a lump sum under the AB Plan.

Under the 2015 Plan, upon a change of control, all restricted share grants fully vest and all unvested stock options become immediately exercisable. Under the DB Plan, upon a change of control, all pension benefits fully vest. The value of these vesting accelerations for the named executive officers, as if a change of control had occurred on December 31, 2017, would be as follows:

Name	DB Plan Early Vesting($)	Stock Options ($)	Restricted Shares ($)(1)	Total ($)
Edward F. Crawford	0	0	7,237,125	7,237,125
Patrick W. Fogarty	0	0	1,041,548	1,041,548
Matthew V. Crawford	0	0	7,237,125	7,237,125
Robert D. Vilsack	0	0	1,056,850	1,056,850

(1)	This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $45.95 of our Common Stock on December 29, 2017.

No cash payments or other benefits are due the named executive officers upon a change of control, as defined in the 2015 Plan and DB Plan. A change of control is generally defined in the 2015 Plan and DB Plan as: (i) our corporate reorganization or a sale of substantially all of our assets with the result that the shareholders prior to the reorganization or sale afterwards hold less than a majority of our voting stock; (ii) any person becoming the beneficial owner of 20% or more of the combined voting power of our outstanding securities; and (iii) a change in the majority of our Board. For information about vested amounts or balances under the AB Plan and the DC Plan and 2005 Plan, see the “2017 Pension Benefits Table” and “2017 Nonqualified Deferred Compensation Table” respectively, above.

CEO PAY RATIO

For the 2017 fiscal year, the ratio of the annual total compensation of our CEO (“CEO Compensation”) to the median of the annual total compensation of all of our employees other than our CEO (“Median Annual Compensation”) was 149 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2017 (the “Determination Date”).

CEO Compensation for purposes of this disclosure is $6,821,239, which represents the total compensation reported for Mr. Crawford under “2017 Summary Compensation Table” for the 2017 fiscal year which includes $13,713 for the employer cost of his health insurance coverage for the year. For purposes of this disclosure, Median Annual Compensation was $45,658, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2017 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K plus the employer cost of health insurance coverage for the year.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 5,846 employees, representing all of our full-time, part-time, seasonal and temporary employees (other than our CEO) as of the Determination Date. We did not exclude any of our non-U.S. employees from this determination. We then measured compensation for the period beginning on January 1, 2017 and ending on December 31, 2017 for these employees. This compensation measurement was calculated by totaling, for each employee, W-2 or equivalent taxable wages, including salary, wages, tips and other compensation as shown in our payroll and human resources records for 2017. In determining the Median Employee, we did not annualize the compensation of our newly-hired permanent employees employed as of the Determination Date who did not work the entire year.

TRANSACTIONS WITH RELATED PERSONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. In some cases, however, the Audit Committee will defer the approval of a related-party transaction to the disinterested members of the full Board.

Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. Instead, the Audit Committee, or the Board, as applicable, reviews each proposed transaction on a case-by-case basis taking into account all relevant factors, including whether the terms and conditions are at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties. The following related-party transactions have been approved either by our Board or our Audit Committee.

Through companies owned by Mr. Edward Crawford, we lease a 125,000 square foot facility in Huntington, Indiana at a monthly rent of $16,934 and a 60,450 square foot building we use as our corporate headquarters in Mayfield Heights, Ohio at a monthly rent of $72,036.

Through companies owned by Mr. Matthew Crawford, we leased, through July 2017, two buildings in Conneaut, Ohio totaling 161,300 square feet at a monthly rent of $53,860 plus real estate taxes; and a 125,000 square foot facility in Canton, Ohio at a monthly rent of $55,667.

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

2019 Proposals

Any shareholder who intends to present a proposal to include in the proxy materials for the 2019 annual meeting of shareholders, including proposals for the nomination of directors, must comply with Rule 14a-8 of the Exchange Act. To have the proposal included in our proxy statement and form of proxy for that meeting, the shareholder must deliver the proposal in writing by December 5, 2018 to the Secretary of the Company, at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

Advance Notice Procedures

Under our Regulations, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary not less than 60 days nor more than 90 days before the meeting. If there was less than 75 days’ notice or prior public disclosure of the date of the meeting given or made to the shareholders, then in order for the written notice by the shareholder to be timely, it must be received no later than the close of business on the fifteenth day after the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Accordingly, if a shareholder intends to present a proposal at the 2019 annual meeting of shareholders outside the processes of Rule 14a-8 of the Exchange Act, the shareholder must provide written notice pursuant to the procedures contained in our Regulations that are outlined above. Our proxy statement relating to the 2019 annual meeting of shareholders will give discretionary authority to those individuals named in the accompanying proxy to vote with respect to all non-Rule 14a-8 proposals not included in the proxy statement relating to the 2019 annual meeting if the proposals are properly presented at the 2019 annual meeting.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2017 is being mailed to each shareholder of record with this Proxy Statement. Additional copies may be obtained from the undersigned.

OTHER MATTERS

Set forth below are directions to the Annual Meeting located at Cuyahoga Community College, Corporate College East, 4400 Richmond Road, Room No. 205, Warrensville Heights, Ohio 44128:

From the South

Take Interstate 271 North. Take exit 27A-27B for Miles Road and turn left onto Miles Road. Turn left onto Richmond Road. Corporate College East will be on left.

From the East

Take Interstate 90 West and keep left to continue onto Interstate 271 South. Take exit 28A for Ohio State 175/Richmond Road toward Emery Road. Proceed straight through intersection into Corporate College East parking lot.

From the West

Take Interstate 480 East. Stay left towards Interstate 271 North/U.S. 422/North Erie, PA/Warren. Exit onto North Miles Road toward North Randall/Bedford Heights. Turn left onto Richmond Road and left again; continue straight; turn right. Corporate College East will be on left.

From Downtown Cleveland

Take Interstate 77 South. Take exit 156 to merge onto Interstate 480 East towards Youngstown. Exit onto North Miles Road toward North Randall/Bedford Heights. Turn left onto Richmond Road and left again; continue straight; turn right. Corporate College East will be on left. Alternatively, take Interstate 90 East to Interstate 271 South. Exit at 28A Richmond/Emery Road. Proceed straight through intersection into Corporate College East parking lot.

PARK-OHIO HOLDINGS CORP.

ROBERT D. VILSACK

    Secretary and Chief Legal Officer

April 6, 2018

APPENDIX A

PARK-OHIO HOLDINGS CORP.

2018 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this Plan is to attract and retain Directors, officers and other key employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for performance.

2. Definitions. As used in this Plan:

(a) “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Committee or the Board, as applicable, in its discretion.

(b) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(c) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan consisting solely of no fewer than two Non-Employee Directors.

(i) “Common Shares” means the shares of Common Stock, par value $1.00 per share, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(j) “Company” means Park-Ohio Holdings Corp., an Ohio corporation, and its successors.

(k) “Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(l) “Director” means a member of the Board.

(m) “Effective Date” means the date this Plan is approved by the Shareholders of the Company.

(n) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(p) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(q) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(r) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(s) “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the Nasdaq Stock Market, if the Common Shares are not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(t) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act.

(u) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(v) “Option Price” means the purchase price payable on exercise of an Option Right.

(w) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

(x) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, (ii) a person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.

(y) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(z) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(aa) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(bb) “Plan” means this Park-Ohio Holdings Corp. 2018 Equity and Incentive Compensation Plan.

(cc) “Predecessor Plan” means the Company’s 2015 Equity and Incentive Compensation Plan.

(dd) “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(ee) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of a specified period.

(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(gg) “Shareholder” means an individual or entity that owns one or more Common Shares.

(hh) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(ii) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(jj) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(kk) “Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under this Plan.

(i)	Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(a)(ii) of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Shares and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards contemplated by Section 9 of this Plan, or (F) in payment of dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 750,000 Common Shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)

Common Shares covered by an award granted under this Plan will not be counted as used unless and until they are actually issued and delivered to a Participant. If any Common Shares issued or transferred pursuant to an award granted under this Plan are forfeited, or an award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares issued or transferred pursuant to, or subject to, such award

(as applicable) will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for issuance or transfer under Section 3(a)(i) above. If, on or after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for issuance or transfer under Section 3(a)(i) above.

(iii)	Notwithstanding anything to the contrary contained herein, the following Common Shares will not be added to the aggregate number of Common Shares available for issuance or transfer under Section 3(a)(i) above: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of a stock option granted under the Predecessor Plan); (B) Common Shares withheld or otherwise used by the Company to satisfy a tax withholding obligation; (C) Common Shares subject to an Appreciation Right (or a stock appreciation right granted under the Predecessor Plan) that are not actually issued in connection with its Common Shares settlement on exercise thereof; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights (or stock options granted under the Predecessor Plan). If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit described above.

(b) Limit on Incentive Stock Options. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 750,000 Common Shares.

(c) Non-Employee Director Compensation Limit. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 11 of this Plan, no non-employee Director will be granted, in any period of one calendar year, awards under the Plan in excess of 50,000 Common Shares.

(d) Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Common Shares that may be issued or transferred under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 11 of this Plan, may be used for awards granted under Section 4 through Section 9 of this Plan that do not comply with the applicable one-year minimum vesting requirements set forth in such sections of this Plan.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided that, except as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. A grant of Option Rights may provide for the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) No Option Right will be exercisable more than 10 years from the Date of Grant.

(k) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(l) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)	Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided that, except as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e) Regarding Free-Standing Appreciation Rights only:

(i)	Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than one year.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Shares that vest upon the achievement of Management Objectives may not terminate sooner than after one year.

(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control.

(g) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Shares with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h) Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b) If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (c) below, the applicable Restriction Period may not be a period of less than one year.

(c) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(d) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than one year.

(e) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control.

(f) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(g) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(h) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Cash Incentive Awards, Performance Share or Performance Unit will be such period of time (not less than one year) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control.

(c) Any grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d) Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Shares or Restricted Stock Units or in any combination thereof.

(e) Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares or Restricted Shares or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f) The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g) Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a) Subject to applicable law and the limit set forth in Section 3(c) of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 9 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 9 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than after one year.

(e) Notwithstanding anything to the contrary contained in this Plan, any grant of an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of the Participant, or in the event of a Change in Control.

10. Administration of this Plan.

(a) This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11. Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 9 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, in the kind of shares covered thereby, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(b) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is defined below) of the Company immediately prior to such transaction;

(b) the Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

(c) any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”); or

(d) if during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this subsection (d), each Director who is first elected, or first nominated for election by the Company’s shareholders by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period (but excluding for purposes of this proviso any individual whose initially becomes a Director as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board).

Notwithstanding the foregoing provisions of this Section 12, a “Change in Control” shall not be deemed to have occurred for purposes of the Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or interest, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

14. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

15. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Shares, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, then, unless otherwise determined by the Committee, the Company will withhold from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld under applicable income and employment tax laws. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Shares on the date the benefit is to be included in the Participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding obligations exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Committee may require for the payment of any withholding obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Company’s shareholders.

(c) If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment by reason of death, disability or retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 18(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Subject to Section 11 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, except that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan after the tenth anniversary of the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable.

21. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Share under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22. Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Section 3 of the Plan.

Park-Ohio Holdings Corp.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed below in Proposal 1 and FOR Proposals 2 and 3.

+
1.	ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold
	01 - Patrick V. Auletta	☐	☐	02 - Ronna Romney	☐	☐	03 - James W. Wert	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2018.	☐	☐	☐	3.	APPROVAL OF THE PARK-OHIO HOLDINGS CORP. 2018 EQUITY AND INCENTIVE COMPENSATION PLAN.	☐	☐	☐

4.	THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR CONTINUATION THEREOF.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Park-Ohio Holdings Corp.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

John D. Grampa and Steven H. Rosen, or either of them, are hereby authorized, with full power of substitution, to represent and vote the common stock of the signed shareholder(s) at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at Cuyahoga Community College, Corporate College East, 4400 Richmond Rd., Room 205, Warrensville Heights, Ohio 44128, on May 10, 2018.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. The Board of Directors recommends a vote FOR all nominees listed on the reverse in Proposal 1 and FOR Proposals 2 and 3.

If this Proxy is properly executed and returned, shares represented hereby will be voted in the manner specified by the shareholder. If no specification is made, shares will be voted FOR the election of persons nominated as directors pursuant to the Proxy Statement and FOR Proposals 2 and 3.

IMPORTANT NOTICE TO PARTICIPANTS IN THE INDIVIDUAL ACCOUNT RETIREMENT PLAN OF PARK-OHIO INDUSTRIES, INC. AND ITS SUBSIDIARIES

To The Charles Schwab Trust Company, Trustee of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries (the “Plan”): The signed shareholder, a participant in the Plan, hereby directs the Trustee to vote in person or by proxy (a) all shares of Park-Ohio Holdings Corp. common stock credited to the signed shareholder’s account under the Plan on the record date (“allocated shares”); and (b) the proportional number of shares of common stock of Park-Ohio Holdings Corp. allocated to the accounts of other participants in the Plan, but for which the Trustee does not receive valid voting instructions (“non-directed shares”) and as to which the signed shareholder is entitled to direct the voting in accordance with the Plan provisions at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at Cuyahoga Community College, Corporate College East, 4400 Richmond Rd., Room 205, Warrensville Heights, Ohio 44128, on May 10, 2018 and any and all adjournments, postponements, or continuations thereof. Under the Plan, shares allocated to the accounts of participants for which the Trustee does not receive timely directions in the form of a signed proxy card are voted by the Trustee as directed by the participants who timely tender a signed proxy card. By completing this proxy card and returning it to the Trustee, you are authorizing the Trustee to vote allocated shares and a proportionate amount of the non-directed shares held in the Plan. The number of non-directed shares for which you may instruct the Trustee to vote will depend on how many other participants exercise their right to direct the voting of their allocated shares. Any participant wishing to vote the non-directed shares differently from the allocated shares may do so by requesting a separate proxy card form from the Trustee at 800-724-7526.

(Continued and to be signed on reverse)